Exhibit 23.3

CONSENT OF IHS GLOBAL INC.

Subject to the terms of the Indemnity and Release Letter between IHS Global Inc. and Array Technologies, Inc. (effective September 18, 2020), we hereby irrevocably consent to the use by Array Technologies, Inc., in connection with its Registration Statement on Form S-1, filed on November 30, 2020, and related prospectus, and any amendments and supplements thereto (collectively, the “Registration Statement”), of our data, as amended and supplemented from time to time, and the use of our name in the Registration Statement. We also hereby irrevocably consent to the filing of this letter as an exhibit to the Registration Statement.

IHS GLOBAL INC.

By:	/s/ Darren Swett
Name:	Darren Swett
Title:	Division General Counsel – ENR and CMS

November 30, 2020